Exhibit 10.11

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Award Agreement”) is made this 1st day of October, 2013, by and between Carroll Bancorp, Inc. (the “Corporation”), a Maryland corporation, and XXXXXXXX (the “Recipient”), an officer or employee of the Corporation.

WHEREAS, the Corporation sponsors and maintains the 2011 Recognition and Retention Plan and Trust Agreement (the “Plan”) (attached hereto), which is incorporated herein and made a part of this Award Agreement; and

WHEREAS, on October 1, 2013 (the “Award Date”), the Corporation awarded the Recipient XXX shares of the common stock of Corporation, $0.01 par value per share, under the Plan (the “Plan Shares”), subject to the terms and conditions set forth in this Award Agreement;

WHEREAS, the Corporation and the Recipient desire to evidence the award of the Plan Shares to the Recipient (the “Plan Share Award”) and the terms and conditions applicable thereto in this Award Agreement; and

WHEREAS, unless otherwise noted, capitalized terms used herein shall have the meanings assigned to them in the Plan.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the Corporation and the Recipient hereby agree as follows:

1.	Plan Share Award – The Corporation hereby awards the Plan Shares to the Recipient, as of the Award Date written above, subject to the restrictions and other terms and conditions set forth herein and in the Plan. Such Plan Shares shall be held in the custody of the Plan Trustee or its designee and shall be voted by the Trustee in its discretion until they are earned and distributed in accordance with the terms of the Plan.

2.	Earning Plan Shares; Restrictions – Plan Share Awards and the Recipient’s rights to Plan Shares may not be sold, assigned, pledged, transferred, or otherwise disposed of prior to the time that they are earned and distributed pursuant to the terms of the Plan. Upon distribution, the Corporation may require the Recipient or his or her Beneficiary, as the case may be, to agree not to sell or otherwise dispose of his or her distributed Plan Shares except in accordance with all then applicable federal and state securities laws, and the Corporation may cause a legend to be placed on the stock certificate(s) representing the distributed Plan Shares in order to restrict the transfer of the distributed Plan Shares for such period of time or under such circumstances as the Corporation, upon the advice of counsel, may deem appropriate. The Plan Shares shall be earned in accordance with the following schedule:

First 20%	at one year from date of grant

Second 20%	at two years from date of grant

Third 20%	at three years from date of grant

Fourth 20%	at four years from date of grant

Fifth 20%	at five years from date of grant

3.	Terminations due to Death, Disability or Change in Control – Notwithstanding the schedule set forth in Section 2, the Recipient shall be deemed to have earned all of the Plan Shares subject to the Plan Share Award as follows:

(a)	In the event of the termination of the Recipient’s employment with the Employer Group by reason of the Recipient’s death or Disability, all Plan Shares subject to the Plan Share Award will be deemed earned as of the Recipient’s last day of employment with or service to the Employer Group (provided, however, no such accelerated vesting shall occur if the Recipient remains employed by or continues to serve as a Director (including for purposes hereof service as an Advisory Director) of at least one member of the Employer Group) and shall be distributed as soon as practicable thereafter; and

(b)	In the event of a Change in Control, all Plan Shares subject to the Plan Share Award will be deemed earned as of the effective date of the Change in Control.

4.	Forfeiture – If the Recipient’s employment or service as a Non-Employee Director (including for purposes hereof service as an Advisory Director) is terminated before the Plan Share Award has been completely earned for any reason (except as specifically provided in Section 3 above), the Recipient shall forfeit the right to any Plan Shares subject to the Plan Share Award that have not theretofore been earned.

5.	Adjustments to Number of Shares – In the event of any adjustments to the common stock of the Corporation through the declaration of a stock dividend or a stock split or combination of shares or any other similar change in capitalization, any shares issued to the Recipient with respect to the Plan Shares shall also be deemed Plan Shares subject to all the terms set forth in this Award Agreement and the Plan. Any cash dividends, stock dividends, or returns of capital declared in respect of each unvested Plan Share Award will be held by the Trust for the benefit of the Recipient and such dividends or returns of capital, including any interest thereon, will be paid out proportionately by the Trust to the Recipient as soon as practicable after the Plan Share Award becomes earned.

6.	No Right to Continued Service – This Agreement shall not confer upon the Recipient any right with respect to continuance of his or her service.

7.	Recipient Acknowledgments – In connection with the issuance of the Plan Shares, the Recipient hereby acknowledges the following:

(a)

The Recipient will, not later than the date as of which any amount related to the Plan Shares first becomes includable in the Recipient’s gross income for federal income tax purposes, pay the Corporation, or make other arrangements satisfactory to the Corporation regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The Corporation may permit the Recipient to surrender to the Corporation a number of Restricted Shares from this award as necessary to pay the minimum applicable withholding tax obligations. The obligations of the Corporation under this Award Agreement will be conditional on such payment or arrangements, and the Corporation to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due the Recipient.

(b)	The Recipient has received, read and understood this Award Agreement and the Plan and agrees to abide by and be bound by their respective terms and conditions.

8.	Limitation on Liability – No member of the Employer Group or any of their officers, directors, employees, agents, or representatives shall be liable for any determination made in good faith with respect to the Plan Shares or Plan Share Award awarded to Recipient.

9.	Miscellaneous

(a)	This Agreement shall be governed and construed in accordance with the State of Maryland.

(b)	The Provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c)	This Award Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Award Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, with respect to the subject matter of this Award Agreement. This Award Agreement may not be amended or modified without the written consent of the Corporation and the Recipient.

10.	IN WITNESS WHEREOF, Carroll Bancorp, Inc. has caused this Award Agreement to be executed by its duly authorized officer, as of the date first written above.

CARROLL BANCORP, INC.

President and Chief Executive Officer

Witness/Attest

XXXXXXXXXXXXXXXXXX

Exhibit 10.11

ATTACHMENT

2011 RECOGNITION AND RETENTION PLAN AND TRUST AGREEMENT